                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            LITTLE SWITZERLAND, INC.
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                (Name of Registrant as Specified in its Charter)

                             ASPEN INVESTMENTS INC.
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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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


                        [COLOMBIAN EMERALDS LETTERHEAD]



                                                              September 29, 1997



DEAR LITTLE SWITZERLAND SHAREHOLDER:



     I am writing to let you know of our great interest in combining Little Switzerland, Inc. with the Colombian Emeralds International group of companies.



                 WHO ARE COLOMBIAN EMERALDS AND STEPHEN CRANE?



     Like Little Switzerland, Colombian Emeralds sells jewelry, precious gems, fine watches and other luxury goods through a network of 60 duty free shops in the Bahamas, the Caribbean and Alaska.



     As the controlling stockholder and Chief Executive Officer of Colombian Emeralds, which is not publicly traded, I strongly believe in the merits of a Little Switzerland/Colombian Emeralds combination. I have been President of Colombian Emeralds since 1972, after beginning my career in retailing in the U.K. in 1961. I am also the beneficial owner of 261,100 shares of Little Switzerland common stock.



     Today, Colombian Emeralds is the largest retailer of duty free luxury items in the Caribbean region. Last year we had revenues of approximately $117 million and net income of $9.2 million. These figures compare favorably with Little Switzerland's 1996 financial results of $63 million in revenues and $915,000 in net income.



     ENCLOSED IS A COPY OF PRELIMINARY PROXY MATERIALS RECENTLY FILED BY COLOMBIAN EMERALDS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. COLOMBIAN EMERALDS' PROXY MATERIALS DISCUSS THE PROPOSALS WE HAVE MADE TO THE LITTLE SWITZERLAND BOARD OF DIRECTORS AS WELL AS OUR PLANS TO REPLACE LITTLE SWITZERLAND, INC.'S CHAIRMAN, C. WILLIAM CAREY, AT THE COMPANY'S 1997 ANNUAL MEETING, EXPECTED TO BE HELD LATE THIS YEAR.

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     NOTE: THESE ARE PRELIMINARY PROXY MATERIALS AND AS REQUIRED BY U.S.
SECURITIES LAWS DO NOT INCLUDE A PROXY CARD. ONCE OUR PROXY MATERIALS BECOME DEFINITIVE, YOU WILL RECEIVE ANOTHER COPY ALONG WITH OUR GOLD PROXY CARD WHICH YOU CAN USE TO VOTE YOUR SHARES.

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            THIS IS YOUR OPPORTUNITY TO SEND A MESSAGE TO MANAGEMENT



     Since July we have clearly and continuously communicated our willingness to negotiate a transaction which would be tax-free and immediately accretive to LSVI shareholders and in which Little Switzerland would be the surviving entity.

     We have been repeatedly rebuffed by the Little Switzerland Board, who refuse to consider entering into negotiations on your behalf or even to publicly disclose the receipt of our offers.



     Though we strongly prefer to avoid a costly and contentious proxy fight, the Board's actions have left us with no choice except to take the issues directly to the shareholders.



     THIS IS YOUR OPPORTUNITY TO BE GIVEN A VOICE IN THIS PROCESS. WE URGE YOU TO CONTACT LITTLE SWITZERLAND'S BOARD AND MANAGEMENT TO INSIST THAT THEY NEGOTIATE A TRANSACTION THAT WOULD MAXIMIZE THE VALUE OF YOUR LSVI SHARES. WITH THE CRUCIAL WINTER SELLING SEASON FAST APPROACHING, IT IS IMPORTANT THAT NEGOTIATIONS BEGIN AS SOON AS POSSIBLE.



     If elected, I strongly believe I would be able to persuade my fellow Board members of the merits of a business combination, which I envision could be completed within three to six months. If I cannot do so, I think the best future path for both companies would be to pursue independent courses and I would resign promptly from the Board.



                    THERE ARE COMPELLING REASONS TO COMBINE


                              THESE TWO COMPANIES



     There are clearly significant operating efficiencies, including improved market share potential, increased profit margins and a stronger ability to finance new stores, which could result from a Little Switzerland/Colombian Emeralds combination.



     OUR MOST RECENT PROPOSAL WOULD ALLOW LITTLE SWITZERLAND SHAREHOLDERS TO GAIN STRONG UPSIDE POTENTIAL IN LSVI'S SHARE PRICE, WHILE LIMITING DOWNSIDE EXPOSURE TO $6.15 PER SHARE. THIS PRICE IS WELL IN EXCESS OF THE COMPANY'S TRADING RANGE OF $4.25 TO $5.00 LAST SPRING, BEFORE THE ANNOUNCEMENT OF CERTAIN 13D ACCUMULATORS AND A CORRESPONDING 40% RISE IN THE STOCK AS A RESULT OF TAKEOVER RUMORS.



     A copy of our latest definitive proposal letter to the Company's Board is included in the preliminary proxy materials and I urge you to read the details of our offer carefully.



     If you have questions please contact MacKenzie Partners, Inc., who are assisting us with this transaction, toll-free at (800) 322-2885.



                                          Sincerely,





                                          / sig cut /



                                          STEPHEN G. E. CRANE


                                          President and Chief


                                             Executive Officer